Exhibit 4.32

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on April 15, 2016, by and among:

(1)                                 Dada Nexus Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), whose registered office is located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, the Cayman Islands;

(2)                                 Alpha Lake Limited, a company incorporated under the Laws of the British Virgin Islands (the “BVI Subsidiary”), whose registered office is located at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, the British Virgin Islands;

(3)                                 Dada Wisdom (HK) Limited (達智(香港)有限公司), a company limited by shares incorporated under the Laws of Hong Kong (the “HK Subsidiary”), whose registered office is located at Room C, 21F, CMA Building, No.64 Connaught Road, Central, Hong Kong;

(4)                                 Dada Glory Network Technology Ltd. (达疆网络科技(上海)有限公司), a limited liability company established under the Laws of the PRC (the “WFOE”), whose registered address is located at Room 336, Part 2-3F, Huadu Building, 828-838, Zhangyang Road, Pudong District, Shanghai, the PRC;

(5)                                 Shanghai Qusheng Internet Technology Co., Ltd. (上海趣盛网络科技有限公司), a limited liability company established under the Laws of the PRC (the “Domestic Company”), whose registered address is located at Floor 6C, 1036, Pudong South Road, China (Shanghai) Pilot Free Trade Zone;

(6)                                 Shanghai Darong Express Delivery Co., Ltd. (上海达融速运有限公司), a limited liability company established under the Laws of the PRC (the “Domestic Subsidiary”), whose legal address is located at Room 106, Building 3, 1157 Kangqiao Road, Pudong District, Shanghai, the PRC;

(7)                                 The individual and his holding company listed in Schedule I attached hereto (the “Principal” and the “Principal HoldCo”);

(8)                                 JD Sunflower Investment Limited, a company incorporated under the laws of the British Virgin Islands (the “Investor”); and

(9)                                 JD.com, Inc., a company incorporated under the laws of the Cayman Islands (“JD”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)                               The Company holds one hundred percent (100%) of the issued and outstanding shares in the HK Subsidiary which holds one hundred percent (100%) equity interest of the WFOE. The WFOE, in turn, Controls the Domestic Company, who established and holds one hundred percent (100%) equity interest of the Domestic Subsidiary. The Company also holds one hundred percent (100%) of the issued and outstanding shares in the BVI Subsidiary.

(B)                               The Group is currently engaged in the business of providing (i) crowd-sourced delivery services, (ii) online-to-offline platform services through which the platform users may post or take pickup and delivery orders, and (iii) two-hour express delivery services, and certain ancillary business in connection with the foregoing business (including, without limitation, sale of goods and services to freelance couriers) in the PRC (collectively, the “Dada Business”).

(C)                               JD.com, Inc., an Affiliate of the Investor, is the direct or indirect owner of, or directly or indirectly controls, the Daojia Group Companies (as defined below), which are currently engaged in the business (the “Daojia Business”) of JD Daojia (京东到家, as defined in the Business Cooperation Agreement (as defined below)) .

(D)                               The Company wishes to cause one or more of the Group Companies (as defined below) to purchase from one or more of the Affiliates of the Investor, the whole equity interests of each Transferred Company (as defined below).

(E)                               The Company and the Investor wish to enter into the Business Cooperation Agreement pursuant to the terms and subject to the conditions of this Agreement.

(F)                                The Company wishes to issue and sell to the Investor, and the Investor wishes to purchase from the Company, 286,832,885 Ordinary Shares (the “JD Ordinary Shares”) pursuant to the terms and subject to the conditions of this Agreement.

(G)                              Additionally, the Investor wishes to invest in the Company by subscribing for 46,743,137 Series E-1 Preferred Shares (the “JD Preferred Shares”, together with the JD Ordinary Shares, the “JD Target Shares”) pursuant to the terms and subject to the conditions of this Agreement, and the Company wishes to issue and sell such JD Preferred Shares to the Investor pursuant to the terms and subject to the conditions of this Agreement.

(H)                              The Parties desire to enter into this Agreement and make the respective representations, warranties, undertakings and agreements set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.                                      Definitions.

1.1                               The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means, with respect to a corporation or organization established in the PRC, the generally accepted accounting principles in the PRC, and with respect to a corporation or organization established outside the PRC, the generally accepted accounting principles in the United States, as applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is Controlled by or is under common Control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

“Ancillary Agreements” means, collectively, the Fourth Amended and Restated Shareholders Agreement, the Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement, and the Fourth Amended and Restated Share Restriction Agreements.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies or the Daojia Group Companies, as applicable) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five (5) percent or more of the outstanding Equity Securities of such corporation or organization (on a fully diluted and as converted basis), (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (3) such Person’s Immediate Family (as defined in the general commentary to Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange).

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, mandatory provident scheme, occupational retirement scheme, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits (except for the salary, bonus or other benefits generally provided to the employees, officers, consultant, and/or directors of such Person or Social Insurance as required under the applicable Laws) for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions (except for the contributions made in connection with the salary, bonus or other benefits generally provided to the employees, officers, consultant, and/or directors of such Person or Social Insurance as required under the applicable Laws) are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Cooperation Agreement” means the Business Cooperation Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law or executive order to be closed in the PRC, Hong Kong, the Cayman Islands, or the United States of America.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investing, Financing and Round Trip Investment via Special Purpose Companies (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014] 37号)) issued by SAFE on July 4, 2014.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Key Employee” means all key employees of the Group Companies listed in Schedule IV.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively license to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares.

“Daojia Group Company” means each of entities listed in Schedule III hereto, and “Daojia Group” refers to all Daojia Group Companies collectively.

“Daojia Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had or has individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition, prospects, assets or liabilities of the Daojia Group taken as a whole, (ii) material impairment of the ability of the Investor or any Daojia Group Company to perform the material obligations of such party under any Transaction Documents to which it is a party, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against the Investor or any Daojia Group Company (to the extent that such Person is a party to such document).

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Existing Documents” means, collectively, the Existing Memorandum and Articles, the Existing Shareholders Agreement, the Existing ROFR Agreement, and the Existing Share Restriction Agreements.

“Existing Memorandum and Articles” means the Fourth Amended and Restated Memorandum of Association of the Company and the Fourth Amended and Restated Articles of Association of the Company, adopted on September 23, 2015.

“Existing Shareholders Agreement” means the Third Amended and Restated Shareholders Agreements, dated September 23, 2015, by and among the Company, the existing shareholder and certain other parties therein.

“Existing Share Restriction Agreements” means the Third Amended and Restated Share Restriction Agreements, each dated September 23, 2015, by and among the Company, the existing shareholders of the Company and certain other parties therein.

“Existing ROFR Agreement” means the Third Amended and Restated Right of First Refusal & Co-Sale Agreement, dated September 23, 2015, by and among the Company, the existing shareholders of the Company and certain other parties therein.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Fifth Amended and Restated Memorandum and Articles” means the Fifth Amended and Restated Memorandum of Association of the Company and the Fourth Amended and Restated Articles of Association of the Company attached hereto as Exhibit B, respectively, to be adopted in accordance with applicable Law on or before the Closing.

“Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement” means the Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit C.

“Fourth Amended and Restated Shareholders Agreement” means the Fourth Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit D.

“Fourth Amended and Restated Share Restriction Agreements” means the Fourth Amended and Restated Share Restriction Agreements to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit E.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the BVI Subsidiary, the HK Subsidiary, the WFOE, the Domestic Company, and the Domestic Subsidiary together with each Subsidiary of any of the foregoing from time to time, and “Group” refers to all Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with Accounting Standards (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Knowledge” means, with respect to any Person, the knowledge of such Person after making reasonable due inquiry.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, law, equity or otherwise.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had or has individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition, prospects, assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Investor) to perform the material obligations of such Party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Investor).

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is delegated or authorized by the Ministry of Commerce to examine and approve such matter under the laws of the PRC.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investor 《关于外国投资者并购境内企业的规定》 jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006 and amended by the MOFCOM on June 22, 2009.

“Ordinary Shares” means the Company’s ordinary shares, each with a par value of US$ 0.0001 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, or (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series D Preferred Shares.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the Securities Act, with an offering price (net of underwriting commissions and expenses) per share of at least one point five (1.5) times the Series E-1 Issue Price (as adjusted), and that results in gross proceeds to the Company in excess of US$300,000,000, or in a public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Majority Preferred Holders, so long as such offering satisfies the foregoing per share price and gross proceeds requirements.

“Related Party” means, with respect to any Person, any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of such Person, and any Associate of any of the foregoing.

“SAFE” means the State Administration of Foreign Exchange of the PRC or, with respect to any matter to be submitted for examination and approval by or for registration with the State Administration of Foreign Exchange of the PRC, any Governmental Authority which is delegated or authorized by the State Administration of Foreign Exchange of the PRC to examine and approve or to effect the registration of such matter under the laws of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37, and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Existing Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Existing Memorandum and Articles.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Existing Memorandum and Articles.

“Series D Preferred Shares” means the Series D-1 Preferred Shares and Series D-2 Preferred Shares.

“Series D-1 Preferred Shares” means the Series D-1 Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Existing Memorandum and Articles.

“Series D-2 Preferred Shares” means the Series D-2 Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Existing Memorandum and Articles.

“Series E Preferred Shares” means the Series E-1 Preferred Shares and Series E-2 Preferred Shares.

“Series E-1 Preferred Shares” means the Series E-1 Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Fifth Amended and Restated Memorandum and Articles.

“Series E-2 Preferred Shares” means the Series E-2 Preferred Shares of the Company, each with a par value of US$0.0001 per share, with the rights and privileges as set forth in the Fifth Amended and Restated Memorandum and Articles.

“Series E-1 Issue Price” means US$4.278703, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E Preferred Shares.

“Share Pledge Agreements” means (i) the Share Pledge Agreement (股权质押合同) dated November 14, 2014, entered into by and among the WFOE, the Domestic Company and the Principal, and (ii) the Share Pledge Agreement (股权质押合同) dated November 14, 2014, entered into by and among the WFOE, the Domestic Company and Lhasa Heye Investment Management Co., Ltd., as amended from time to time.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority on any Person in connection with any item described in clauses (a) and (b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Fifth Amended and Restated Memorandum and Articles, the Business Cooperation Agreement, the Transition Service Agreement, the Warrant, the Daojia Domestic Company Equity Interest Transfer Agreement, the Daojia WFOE Equity Interest Transfer Agreement, the Restructuring Documents and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing and otherwise designated by the Company and the Investor as a Transaction Document.

“Transferred Company” means each of the entities described in Schedule VI hereto.

“Transition Service Agreement” means the Transition Service Agreement to be entered into by and among the parties named therein on or prior to the Closing in form and substance mutually agreed by the Company and the Investor (the key terms of transferred employees to be set forth under the Transition Service Agreement are set forth in Exhibit F).

“U.S. real property holding corporation” has the meaning as defined in the Code.

“VIE Documents” means the following contracts: (i) the Exclusive Business Cooperation Agreement (独家业务合作协议) dated November 14, 2014, entered into by and between the WFOE and the Domestic Company, (ii) the Exclusive Option Agreement (独家购买权协议) dated September 23, 2015, entered into by and among the WFOE, the Domestic Company and Lhasa Heye Investment Management Co., Ltd., (iii) the Exclusive Option Agreement (独家购买权协议) dated September 23, 2015, entered into by and among the WFOE, the Domestic Company and the Principal, (iv) the Exclusive Option Agreement (独家购买权协议) dated September 23, 2015, entered into by and among the WFOE, the Domestic Company and Mr. Jun Yang, (v) the Exclusive Option Agreement (独家购买权协议) dated September 23, 2015, entered into by and among the WFOE, the Domestic Company and Shanghai Jinglinxiyu Investment Center L.P., (vi) the Power of Attorney (授权委托书) dated September 23, 2015, executed by Lhasa Heye Investment Management Co., Ltd., (vii) the Power of Attorney (授权委托书) dated September 23, 2015, executed by the Principal, (viii) the Power of Attorney (授权委托书) dated September 23, 2015, executed by Mr. Jun Yang, (ix) the Power of Attorney (授权委托书) dated September 23, 2015, executed by Shanghai Jinglinxiyu Investment Center L.P., and (x) the Share Pledge Agreements, each as amended from time to time.

“Warrant” means the Warrant to be issued by the Company to the Investor on or prior to the Closing, which shall be in the form attached hereto as Exhibit G.

“Warrantors” means, collectively, the Group Companies.

1.2                               Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 13.4(i)
BVI Subsidiary	Preamble
Claim Notice	Section 12.3(i)
Closing	Section 2.2(i)
Company	Preamble
Company Disclosure Schedule	Section 3
Company IP	Section 3.18(i)
Compliance Laws	Section 3.15(i)
Dada Business	Recitals
Daojia Business	Recitals
Dispute	Section 13.4(i)
Domestic Company	Preamble
Domestic Subsidiary	Preamble
EDI License	Section 8.9
Entitlement	Section 3.16(ii)
ESOP	Section 3.2(i)
Financial Statements	Section 3.13(i)
Financing Terms	Section 10.1
Fundamental Representations	Section 12.1
Guaranteed Obligations	Section 13.18
HK Subsidiary	Preamble
HKIAC	Section 13.4(ii)
HKIAC Rules	Section 13.4(ii)
Indemnified Party	Section 12.2
Indemnifying Party	Section 12.2
Indemnity Notice	Section 12.4
Investor	Preamble
Investor Nominee	Section 8.10
JD	Preamble
JD Ordinary Shares	Recitals
JD Preferred Shares	Recitals
JD Target Shares	Recitals
Licenses	Section 3.18(v)
Losses	Section 12.2
Material Contracts	Section 3.14(i)
Onshore Equity Subscription	Section 8.10
Parties	Preamble
Party	Preamble
Principal	Preamble
Principal HoldCo	Preamble
Proceeds	Section 2.3
Purchase Price	Section 2.1(i)(b)
Representatives	Section 3.15(i)
Required Governmental Consents	Section 3.8(iii)
Security Holder	Section 3.8(v)
Statement Date	Section 3.11
Third Party Claim	Section 12.3(i)
WFOE	Preamble

2.                                      Certain Transactions.

2.1                               Certain Transactions. Subject to the terms and conditions of this Agreement and the Transaction Documents, as applicable,

(i)                                     Preferred Share Transactions.

(a)                                 the Investor shall subscribe for and purchase from the Company, and the Company shall issue and sell to the Investor, free and clear of all Liens (except for restrictions created by virtue of transactions under this Agreement or any other Transaction Document), the JD Preferred Shares; and

(b)                                 the Investor shall pay or cause to be paid an aggregate purchase price of $200,000,000 (the “Purchase Price”) to the Company for the JD Preferred Shares.

(ii)                                  Other Transactions.

(a)                                 the Investor shall subscribe for and purchase from the Company, and the Company shall issue and sell to the Investor, free and clear of all Liens (except for restrictions created by virtue of transactions under this Agreement or any other Transaction Document), the JD Ordinary Shares;

(b)                                 the Investor shall deliver to the Company the Business Cooperation Agreement duly and validly executed by the Investor;

(c)                                  the Company shall deliver to the Investor the Business Cooperation Agreement duly and validly executed by the Company;

(d)                                 the Company shall cause one or more of the Group Companies to purchase, acquire and accept from the relevant Affiliates of the Investor the whole equity interests of each Transferred Company under the Transaction Documents as and when described therein;

(e)                                  the Investor shall cause one or more of its Affiliates to sell or transfer to the applicable Group Companies the whole equity interests of each Transferred Company under the Transaction Documents as described therein; and

(f)                                   the Company shall issue the Warrant to the Investor.

2.2                               Closing.

(i)                                     Closing. The consummation of the sale and issuance of the JD Target Shares pursuant to Section 2.1 hereof (the “Closing”) shall take place remotely via the exchange of documents and signatures or electronic documents no earlier than three (3) Business Days after the date hereof, but in no event later than three (3) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Investor shall mutually agree in writing.

(ii)                                  Deliveries by the Company at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Section 5 hereof, the Company shall deliver to the Investor: (a) a scanned true copy of the updated register of members of the Company, certified by the Company’s registered agent or its sub-agent, reflecting the issuance to the Investor the JD Target Shares, (b) a scanned true copy of the certificate or certificates to be issued in the name of the Investor representing the JD Target Shares at the Closing, provided that the original(s) of such share certificate(s) shall be delivered to the Investor within five (5) Business Days following the Closing, and (c) a scanned true copy of the updated register of directors of the Company evidencing the appointment of the directors of the Company in accordance with Section 5.9, certified by the Company’s registered agent.

(iii)                               Deliveries by the Investor at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Company’s obligations at the Closing pursuant to Section 6 hereof, the Investor shall pay the Purchase Price by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company, the details of which shall be provided by the Company to the Investor at least three (3) Business Days prior to the Closing Date.

(iv)                              Capitalization Table Immediately After the Closing. Schedule II hereof sets forth a complete list of shareholders of the Company immediately after the Closing (on a fully-diluted basis, including any ESOP), indicating the type and number of shares held by each such shareholder.

2.3                               Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the JD Preferred Shares hereunder (the “Proceeds”) (i) for purpose of its business expansion, capital expenditures and general working capital needs, or (ii) as capital contribution by the HK Subsidiary into the WFOE or a shareholder loan lent by the HK Subsidiary to the WFOE for purpose of business expansion, capital expenditures and general working capital needs of the WFOE, in accordance with the budgets and business plans of the Company duly approved in accordance with the Charter Documents of the Company.

2.4                               Entitlement. The Warrantors, jointly and severally, ensure that the JD Preferred Shares, upon the valid issuance, shall have all rights, preferences and privileges as set forth in the Fifth Amended and Restated Memorandum and Articles.

3.                                      Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Warrantors to the Investor as of the date hereof (the “Company Disclosure Schedule”) which forms part of the representations and warranties herein, each of the Warrantors jointly and severally represents and warrants to the Investor that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing.

3.1                               Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business in the jurisdiction where it was incorporated and failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities (a true and complete copy of which has been delivered to the Investor), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

3.2                               Capitalization and Voting Rights.

(i)                                     Company. The authorized share capital of the Company immediately prior to the Closing shall be US$200,000 divided into 2,000,000,000 Shares, consisting of: (a) a total of 1,616,803,191 authorized Ordinary Shares, 68,713,999 of which are issued and outstanding, and 58,823,617 of which have been reserved for issuance pursuant to the then effective equity incentive plan of the Company (the “ESOP”), options for 42,555,703 of which are issued and outstanding, (b) a total of 77,000,000 Series A Preferred Shares, all of which are issued and outstanding; (c) a total of 37,748,300 Series B Preferred Shares, all of which are issued and outstanding, (d) a total of 44,286,448 Series C Preferred Shares, all of which are issued and outstanding, (e) a total of 68,060,937 Series D-1 Preferred Shares, all of which are issued and outstanding, and a total of 27,463,185 Series D-2 Preferred Shares, none of which are issued and outstanding, and (f) a total of 81,894,802 Series E-1 Preferred Shares and a total of 46,743,137 Series E-2 Preferred Shares, none of which are issued and outstanding. Section 3.2(i) of the Company Disclosure Schedule set forth the capitalization table of each Group Company as of immediately prior to the Closing and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of such Group Company, the record holders thereof, the issuance date, and the terms of any vesting applicable thereto (if any).

(ii)                                  BVI Subsidiary. The authorized share capital of the BVI Subsidiary is and immediately prior to and following the Closing shall be US$1, divided into 1 share of US$1 each, which is issued and outstanding and held by the Company.

(iii)                               HK Subsidiary. The authorized share capital of the HK Subsidiary is and immediately prior to and following the Closing shall be HK$1, divided into 1 share of HK$1 each, which is issued and outstanding and held by the Company.

(iv)                              WFOE. The registered capital of the WFOE is set forth on Section 3.2(i) of the Company Disclosure Schedule. The WFOE is wholly owned by the HK Subsidiary.

(v)                                 Domestic Company. The registered capital of the Domestic Company is set forth opposite its name on Section 3.2(i) of the Company Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(vi)                              Domestic Subsidiary. The registered capital of the Domestic Subsidiary is set forth opposite its name on Section 3.2(i) of the Company Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(vii)                           Other Group Companies. Except for the Company, the BVI Subsidiary, the HK Subsidiary, the WFOE and the Domestic Company and otherwise set forth on Section 3.2(i) of the Company Disclosure Schedule, there is no other Group Company.

(viii)                        No Other Securities. Except for (a) the conversion privileges of the Preferred Shares as contemplated under the relevant Existing Documents and Transaction Documents, and (b) certain rights provided in the Fifth Amended and Restated Memorandum and Articles, the Ancillary Agreements, the VIE Documents and the Existing Documents, (1) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities; and (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Existing Shareholders Agreement and the Fourth Amended and Restated Shareholders Agreement, the Company has not granted any registration or information rights to any other Person, nor is the Company obliged to list any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Existing Documents and Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(ix)                              Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the VIE Documents, the Ancillary Agreements, the Existing Documents and applicable Laws). Except as contemplated under the Existing Documents and Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(x)                                 Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(i) of the Company Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the VIE Documents.

3.3                               Corporate Structure; Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies and the jurisdiction in which each Group Company was organized. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person other than the committed capital contributions of the HK Subsidiary in the WFOE. The Company was formed solely to acquire and hold the shares in the BVI Subsidiary and the HK Subsidiary and since its formation has not engaged in any other business other than as a holding company of its Subsidiaries. The HK Subsidiary was formed solely to acquire and hold the equity interests in the WFOE and since its formation has not engaged in any other business. The Group does not engage in any business other than the Dada Business. No Principal or Principal HoldCo, and no Person owned or controlled by the Principal or the Principal HoldCo (other than a Group Company), is engaged in the Dada Business or has any assets in relation to the Dada Business or any Contract with any Group Company.

3.4                               Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each party to the Transaction Documents (other than the Investor) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the JD Target Shares hereunder and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been, or will be on or prior to the Closing, duly executed and delivered by the Warrantors party thereto, the Principal and the Principal HoldCo and, when executed and delivered, constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5                               Valid Issuance of JD Target Shares. The JD Target Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements). The Conversion Shares will be reserved at the Closing for issuance and, upon issuance in accordance with the terms of the Fifth Amended and Restated Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the JD Target Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights other than those that have been or will be duly waived prior to the Closing in full.

3.6                               Consents; No Conflicts. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, all Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of any party thereto (other than the Investor) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investor) do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of any Group Company, (ii) result in any violation of, be in conflict with, or constitute a default under, any Governmental Order or any applicable Law (including without limitation, Order No.10 and the SAFE Rules and Regulations), (iii) result in any violation of, be in conflict with, or constitute a default under, or give rise to any material right of termination, amendment, modification, acceleration or cancellation under, or give rise to any augmentation or acceleration of any Liability of any Group Company under, any Material Contract, (iv) result in the creation of any Lien upon any of the properties or assets of any Group Company other than Permitted Liens, (v) except as disclosed in Section 3.6(v) of the Company Disclosure Schedule, result in any acceleration of any vesting (or lapse of a repurchase right) under any documents (including any ESOP documents, share purchase agreements, share restriction agreements or share option documents) to which a Group Company is subject to, or (vi) constitute a Deemed Liquidation Event or a Share Sale (both as defined under the Existing Memorandum and Articles) under any Existing Documents.

3.7                               Offering. Subject in part to the accuracy of the Investor’s representations set forth in Section 4 hereof, the offer, sale and issuance of the JD Target Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8                               Compliance with Laws; Consents.

(i)                                     Except as set forth in Section 3.8(i) of the Company Disclosure Schedule, each Group Company is, and has been, in compliance in all material respects with all applicable Laws. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in any material respect. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. To the Knowledge of the Warrantors, no Group Company is under investigation with respect to a violation of any Law.

(ii)                                  The VIE Documents (individually or when taken together) do not violate any applicable Laws (including without limitation SAFE Rules and Regulations, Order No. 10 and any other applicable PRC rules and regulations).

(iii)                               All Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with MOFCOM, SAIC, SAFE, the Ministry of Industry and Information Technology, any Tax bureau, customs authorities, and product registration authorities and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), other than such Required Governmental Consents as are not individually or in the aggregate material to the Group Companies, have been duly obtained or completed in accordance with all applicable Laws.

(iv)                              No Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Required Governmental Consent. To the Knowledge of the Warrantors, there is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

(v)                                 Each holder or beneficial owner of an Equity Security of a Group Company (each, a “Security Holder”), who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all oral or written filings, registrations, reporting or any other communications required by SAFE, or any of its local branches. No Group Company has, nor, to the Knowledge of the Warrantors, has any Security Holder, received any oral or written inquires, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

3.9                               Tax Matters.

(i)                                     Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith and nonmaterial in amount.

(ii)                                  Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any material matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iii)                               The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, which if determined adversely to such Group Company, would result in the assertion by the Tax authority of any valid deficiency in any Tax, and to the Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(iv)                              No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(v)                                 All Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws.

(vi)                              No Group Company is or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U.S. real property holding corporation for the current taxable year or any future taxable year.

(vii)                           The Company is treated as a corporation for U.S. federal income tax purposes.

3.10                        Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investor. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company has made available to the Investor or their counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and to the Knowledge of the Warrantors there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

3.11                        Changes. Since March 31, 2016 (the “Statement Date”), each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) has used its reasonable best efforts to preserve its business, (iii) has collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) has not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, there has not been any Material Adverse Effect or any change in the way the Group conducts its business, and, except as contemplated in this Agreement, there has not been by or with respect to any Group Company:

(i)                                     any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)                                  any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)                               any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim other than incurred in the ordinary course of business;

(iv)                              any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any Lien (other than Permitted Liens) or (2) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution, except as set forth in Section 3.11(iv) of the Company Disclosure Schedule;

(v)                                 any material amendment to or termination of any Material Contract (other than the renewal of the Material Contract in the ordinary course), any entering of any new Contract that would have been a Material Contract if in effect on the date hereof other than in the ordinary course of business consistent with its past practice, or any amendment to or waiver under any Charter Document;

(vi)                              any material change in any compensation arrangement or Contract with any employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(vii)                           any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii)                        any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company in a material way;

(ix)                              any material change in accounting methods or practices or any revaluation of any of its assets;

(x)                                 except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of any material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xi)                              any commencement or settlement of any Action;

(xii)                           any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company, other than the grant or forfeiture of the options under the ESOP;

(xiii)                        any resignation or termination of any Company Key Employee of any Group Company;

(xiv)                       any transaction with any Related Party; or

(xv)                          any agreement or commitment to do any of the things described in this Section 3.11.

3.12                        Actions. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Warrantors, threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the Knowledge of the Warrantors, any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company, nor to the Knowledge of the Warrantors is there any basis for any of the foregoing. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the Knowledge of the Warrantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct in any respect its business as presently being conducted.

3.13                        Financial Statements.

(i)                                     The Group Companies have delivered to the Investor the audited consolidated financial statements of the Company for the financial year ending on December 31, 2014, the unaudited consolidated financial statements of the Company for the financial year ending on December 31, 2015, and the unaudited consolidated financial statements and management accounts of the Company for the period from January 1, 2016 to the Statement Date, each including balance sheet and profit and loss statement (collectively, the “Financial Statements”).

(ii)                                  The Financial Statements have been prepared in accordance with the Accounting Standards. None of the Group Companies has changed any of the accounting principles or practices used by it in the past.

(iii)                               The Financial Statements are accurate and complete in all material respects and present fairly the financial position of each Group Company as of the respective dates thereof and the results of operations of each Group Company for the periods covered thereby. In particular, the Financial Statements reflect all debts, liabilities, and obligations of any nature whether due or to become due (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) of the Group Companies as of the Statement Date which are required under the Accounting Standards to be reflected in such Financial Statements, and contain all necessary reserves, provisions and accruals in accordance with the Accounting Standards, except in the case of the unaudited Financial Statements subject to normal year-end audit adjustments in accordance with the Accounting Standards. The Financial Statements present an accurate picture in all material respects of the net assets, financing and results of operations of the Group Companies taken as a whole in accordance with the Accounting Standards as of the Statement Date.

(iv)                              All material transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by the Accounting Standards and other applicable local accounting provisions and regulations. As of the Statement Date, the Group Companies have not incurred, assumed or guaranteed any liabilities or debts of any nature (whether due, fixed, contingent or otherwise) that were not reflected or expressly provisioned against in the Financial Statements and that were required to be reflected therein according to the Accounting Standards.

(v)                                 Except as set forth in the Financial Statements and in Section 3.13(v) of the Company Disclosure Schedule or incurred in the ordinary course of business since the Statement Date, (i) none of the Group Companies has any liability or obligation, absolute or contingent (individually or in the aggregate), or any Indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed or guaranteed, (ii) no Group Company is a guarantor or indemnitor of any liability, obligation or Indebtedness of any Person, (iii) none of the Warrantors nor any of their respective Affiliates is a guarantor or indemnitor of any liability, obligation or Indebtedness of any Group Company, (iv) none of the Group Companies has made any loan or advance to any Person (other than trade receivables in the ordinary course of business) and (v) none of the Warrantors and the shareholders of any Group Company has pledged or created any encumbrance over any of its interest in the securities of any Group Company other than the equity pledge created under the VIE Documents.

(vi)                              To the Knowledge of the Warrantors, all of the accounts receivable owing to the Group Companies, including without limitation all accounts receivable set forth in the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and, to the Knowledge of the Warrantors, no further goods or services are required to be provided in order to complete the sales and to entitle the Group Companies to collect in full. There are no contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies.

3.14                        Commitments.

(i)                                     Section 3.14(i) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” mean, collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of RMB2,000,000 per annum or has an unexpired term in excess of one year, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party, (g) involves Indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien (other than the Permitted Lien), (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than RMB2,000,000 per annum), including without limitation, the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities or equity interests of any Person, or any acquisition or sale of the assets of any Person in excess of RMB2,000,000, (l) is between the Domestic Company and another Group Company, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefits Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a VIE Document, (p) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, or (q) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

(ii)                                  A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract, if any) has been delivered to the Investor. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.15                        Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)                                     Each Group Company and other Warrantor and their Affiliates and their respective directors, officers, managers, employees, independent contractors, representatives, agents and other persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. Person and the U.K. Bribery Act. Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor, any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(a)                                 the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person,

(b)                                 the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, (ii) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (iii) could reasonably be expected to constitute a violation of any applicable Compliance Law,

(c)                                  the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(d)                                 the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)                                  No Group Company or any of its representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former representatives of any Group Company are or were Public Officials.

(iii)                               No Group Company or any of its representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person, if it is known to the Warrantors that such Person is a Prohibited Person.

(iv)                              If the Group Companies have beneficial owners or representatives who are known by any Warrantor to be Public Officials, no such Public Official has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company, its shareholders, or the Investor would be awarded business or that otherwise could benefit any Group Company, its shareholders, or the Investor, or in the appointment, promotion, or compensation of persons who will make such decisions.

3.16                        Title; Properties.

(i)                                     Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent in all respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any respect of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the Dada Business and which are shared with any other Person that is not a Group Company.

(ii)                                  Real Property. No Group Company owns or has legal or equitable title, leasehold interest or other right or interest in any real property except as disclosed in Section 3.16(ii) of the Company Disclosure Schedule, which sets forth each interest pursuant to which any Group Company holds any real property (an “Entitlement”), indicating the legal basis for such Entitlement, the address of the property demised under the Entitlement, the consideration payable for the Entitlement, if any, and the term of the Entitlement. The particulars of the Entitlement as set forth in Section 3.16(ii) of the Company Disclosure Schedule are true and complete. Each Entitlement is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company. No Group Company uses any real property in the conduct of its business except insofar as it has secured an Entitlement with respect thereto. The interests under the Entitlements held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted. To the Knowledge of the Warrantors, there exists no pending or threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could adversely affect, the continued use and enjoyment of such interests in all material respects. To the Knowledge of the Warrantors, there are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Entitlement. The use and operation of the real properties subject to the Entitlements by the Group Companies is in compliance with all applicable Laws, including, without limitation, all applicable building codes, environmental, zoning, subdivision, and land use laws. None of the Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such laws or regulations.

3.17                        Related Party Transactions. No Related Party has any Contract (other than arrangements related to employment entered into in the ordinary course of business), understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company (other than as set forth in Section 3.2(i) of the Company Disclosure Schedule), nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries for the current pay period and as set forth in Section 3.17 of the Company Disclosure Schedule). No Related Party has any direct or indirect interest in any Person (other than as set forth in Section 3.2(i) of the Company Disclosure Schedule) with which a Group Company is affiliated or with which a Group Company has a business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services) or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with or has any interest in any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

3.18                        Intellectual Property Rights.

(i)                                     Company IP. Each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. Section 3.18(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii)                                  IP Ownership. Except as set forth in Section 3.18(ii) of the Company Disclosure Schedule, all Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the validity, use or enforceability of such Company Owned IP. The Principal has assigned and transferred to a Group Company any and all of his Intellectual Property developed for the Dada Business of the Group. No Group Company has (a) transferred or assigned any material Company IP; (b) authorized the joint ownership of, any Company IP; or (c) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

(iii)                               Infringement, Misappropriation and Claims. Except as set forth in Section 3.18(iii) of the Company Disclosure Schedule, no Group Company has misappropriated, or violated or infringed any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has challenged the ownership or use of any Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)                              Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. Except as set forth in Section 3.18(iv) of the Company Disclosure Schedule, all employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remunerations from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. To the Knowledge of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of the Warrantors, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v)                                 Licenses. Section 3.18(v) of the Company Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the Dada Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(vi)                              Protection of IP. Except as set forth in Section 3.18(vi) of the Company Disclosure Schedule, each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any material Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(vii)                           No Public Software. No Public Software forms part of any product or service provided by any Group Company or was or is used in connection with the development of any product or service provided by any Group Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by any Group Company. No software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

3.19                        Labor and Employment Matters.

(i)                                     Each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, worker classification, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining, except as set forth in Section 3.19 of the Company Disclosure Schedule. There is not pending or to the Knowledge of the Warrantors threatened, and there has not been since, with respect to a Group Company, the incorporation of such Group Company, any Action relating to the violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(ii)                                  None of the Group Companies currently or previously adopted, maintained, or contributed to any Benefit Plan. Except for required contributions or benefit accruals for the current plan year, no material Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Warrantors, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Company. Each Group Company maintains, and has fully funded, each labor-related plan that it is required by Law or by Contract to maintain. Except as set forth in Section 3.19 of the Company Disclosure Schedule, each Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(iii)                               There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(iv)                              Schedule IV enumerates each Company Key Employee, along with each such individual’s title. To the Knowledge of the Warrantors, each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No such individual is subject to any covenant restricting him/her from working for any Group Company. No such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No such individual is currently working or, to the Knowledge of the Warrantors plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. As of the date hereof, no such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

3.20                        Insurance. Each Group Company has in full force and effect insurance policies necessary to conduct its business as currently conducted, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there is no claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

3.21                        Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business. The signatories for each bank account of each Group Company are listed on Section 3.21 of the Company Disclosure Schedule.

3.22                        VIE Agreements. Each of the Warrantors which is a party to the VIE Agreements has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the VIE Agreements to which it is a party, and upon the execution of the VIE Agreements, has authorized, executed and delivered each of the VIE Agreements to which it is a party, and such obligations constitute valid, legal and binding obligations enforceable against it in accordance with the terms of each of such VIE Agreements. The execution, delivery and performance of each VIE Agreement by the parties thereto will not and is not reasonably expected to (i) result in any violation of the business license, articles of association or other constitutional documents (if any) of any Group Company or Principal HoldCo; (ii) result in any violation of or penalty under any Laws of the PRC as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Contract, agreement, arrangement, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof and the Closing to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject. The equity pledges made pursuant to the Share Pledge Agreements have been duly registered with the relevant Governmental Authority pursuant to the PRC Laws and remain in full force and effect.

3.23                        Entire Business. No Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Group Company.

3.24                        No Brokers. Neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.25                        Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to the Investor in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Company Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investor in writing and of which any of its officers, directors or executive employees has Knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

4.                                      Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing:

4.1                               Authorization. The Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Investor thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document has been, or will be on or prior to the Closing, duly executed and delivered by the Investor (to the extent the Investor is a party) and, when executed and delivered, constitutes valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2                               Purchase for Own Account. The JD Target Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3                               Status of Investor. The Investor is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the JD Target Shares and can bear the economic risk of its purchase of the JD Target Shares.

4.4                               Restricted Securities. The Investor understand that the JD Target Shares are restricted securities within the meaning of Rule 144 under the Securities Act; and that the JD Target Shares are not registered or listed publicly and may be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.                                      Conditions of the Investor’s Obligations at the Closing. The obligations of the Investor to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the Closing, or waiver by the Investor, of the following conditions:

5.1                               Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 hereof shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

5.2                               Performance. Each of the Warrantors, the Principal and the Principal HoldCo shall have performed and complied with all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them on or before the Closing.

5.3                               Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor, the Principal or the Principal HoldCo in connection with the consummation of the transactions contemplated by the Transaction Documents (including but not limited to those related to the lawful issuance and sale of the JD Target Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights), including necessary board and shareholder approvals of the Group Companies, shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investor.

5.4                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all the photocopies of such counterpart or other copies of such documents as it may reasonably request.

5.5                               Charter Documents. The Fifth Amended and Restated Memorandum and Articles, in the forms attached hereto as Exhibit B, respectively, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company, and such adoption shall have been duly submitted for filing with the Registrar of Companies of the Cayman Islands as of the Closing as evidenced by an email confirmation from the registered agent of the Company.

5.6                               No Material Adverse Effect. There shall have been no Material Adverse Effect since the Statement Date.

5.7                               Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investor at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and board of directors of each Group Company related to the transactions contemplated hereby and the filing of the Fifth Amended and Restated Memorandum and Articles, and (c) a good standing certificate issued by the Registrar of Companies of the Cayman Islands dated no earlier than ten (10) days before the Closing and incumbency certificate with respect to the Company, and with respect to the Group Companies which are incorporated under the Laws of the PRC, the then effective business licenses.

5.8                               Opinions of Counsel. The Investor shall have received from Hankun Law Offices, the PRC counsel for the Company, an opinion, dated as of the Closing, and from TRAVERS THORP ALBERGA, the Cayman Islands counsel of the Company, an opinion, dated as of the Closing, both of which in form and substance reasonably satisfactory to the Investor.

5.9                               Board of Directors. The Company shall have taken all necessary corporate action to ensure that effective from the Closing, the Board shall have been restructured in accordance with the Fifth Amended and Restated Memorandum and Articles of Association and the Fourth Amended and Restated Shareholders Agreement.

5.10                        Ancillary Agreements. Each of the parties to the Ancillary Agreements, other than the Investor, shall have executed and delivered such Ancillary Agreements to the Investor.

5.11                        Business Cooperation Agreement. Each of the parties to the Business Cooperation Agreement, other than the Investor or its Affiliates, shall have executed and delivered the Business Cooperation Agreement to the Investor.

5.12                        Transition Service Agreement. Each of the parties to the Transition Service Agreement, other than the Investor or its Affiliates, shall have executed and delivered the Transition Service Agreement to the Investor.

5.13                        Other Transaction Documents. Each of the parties to any other Transaction Documents, other than the Investor and the Daojia Group Companies, shall have executed and delivered such Transaction Documents to the Company, unless otherwise agreed to by the Company and the Investor.

5.14                        Warrant. Each of the parties to the Warrant, other than the Investor, shall have executed and delivered the Warrant to the Investor.

5.15                        Indemnification Agreement. The Company shall have executed and delivered the Indemnification Agreement with respect to each director nominated by the Investor in form and substance reasonably satisfactory to the Investor.

6.                                      Conditions of the Company’s Obligations at the Closing. The obligations of the Company owed to the Investor to consummate the Closing under Section 2 hereof, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions on or prior to the Closing:

6.1                               Representations and Warranties. The representations and warranties of the Investor contained in Section 4 hereof shall have been true and complete when made and shall be true and complete on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2                               Performance. The Investor shall have performed and complied with all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by the Investor on or before the Closing.

6.3                               Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by the Investor in connection with the consummation of the transactions contemplated by the Transaction Documents, including necessary board and shareholder approvals of the Investor and the Daojia Group Companies, shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Company.

6.4                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Daojia Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Company, and the Company shall have received all the photocopies of such counterpart or other copies of such documents as it may reasonably request.

6.5                               No Daojia Material Adverse Effect. There shall have been no Daojia Material Adverse Effect since March 31, 2016.

6.6                               Closing Certificate. The chief executive officer of the Investor shall have executed and delivered to the Company at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 6 have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Charter Documents of the Daojia Group Companies as then in effect and (b) copies of all resolutions approved by the shareholders and board of directors of each Daojia Group Company related to the transactions contemplated hereby.

6.7                               Opinions of Counsel. The Company shall have received from PacGate Law Group, the PRC counsel for the Investor, an opinion, dated as of the Closing, in form and substance reasonably satisfactory to the Company.

6.8                               Ancillary Agreements. The Investor shall have executed and delivered such Ancillary Agreements to the Company.

6.9                               Business Cooperation Agreement. JD shall have executed and delivered the Business Cooperation Agreement to the Company.

6.10                        Transition Service Agreement. JD shall have executed and delivered the Transition Service Agreement to the Company.

6.11                        Other Transaction Documents. JD, the Investor and their respective Affiliates, to the extent that they are parties to any other Transaction Documents, shall have executed and delivered such Transaction Documents to the Company.

7.                                      Executive Period Covenants of the Company.

7.1                               Conduct of Business. Between the date hereof and the Closing, except as contemplated under the Transaction Documents or otherwise agreed in writing by the Investor, each of the Group Companies shall (and the Warrantors and the Principal shall cause each of the Group Companies to) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts.

7.2                               Exclusivity. From the date hereof until the Closing Date, the Warrantors, the Principal and the Principal HoldCo shall not, and they shall not permit any of their representatives or any Group Company to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby. The Warrantors, the Principal and the Principal HoldCo shall, and shall cause their representatives and the other Group Companies to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investor.

8.                                      Post- Closing Covenants of the Company Group.

8.1                               SAFE Amendment Registration. Each holder or beneficial owner of any Equity Security of a Group Company, if applicable, shall make his/her best efforts to apply for and obtain an initial SAFE registration or an amendment to his/her SAFE registration certificates with the applicable Governmental Authorities as soon as possible and no later than thirty (30) days after the Closing in form and substance reasonably satisfactory to the Investor.

8.2                               Stamped Corporate Documents. The Company shall obtain the duly stamped Fifth Amended and Restated Memorandum and Articles, the duly stamped updated register of members and the duly stamped updated register of directors of the Company within fifteen (15) days after the Closing.

8.3                               Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any Liens, for issuance and delivery upon conversion of the JD Preferred Shares such number of Ordinary Shares in the share capital of the Company as are from time to time issuable upon conversion of the JD Preferred Shares issued hereunder, and will take all steps necessary to increase its authorized share capital to provide sufficient number of Ordinary Shares issuable upon conversion of the JD Preferred Shares issued hereunder.

8.4                               FCPA and U.K. Bribery Act. None of the Warrantors, the Principal and the Principal HoldCo shall, or shall permit any of its Subsidiaries or Affiliates or any of its or their Representatives to promise, at any time authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anticorruption law. Each of the Warrantors, the Principal and the Principal HoldCo shall and shall cause each of its Subsidiaries, Affiliates and Representatives to cease all of its or their respective activities, as well as remediate any actions taken by each of the Warrantors, the Principal and the Principal HoldCo and any of its Subsidiaries, Affiliates, or Representatives in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Further, each of the Warrantors, the Principal and the Principal HoldCo shall and shall cause each of its Subsidiaries and Controlled Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

8.5                               Conduct of Business in Compliance with Laws. Each Group Company shall conduct its business in compliance with the Laws (including without limitation applicable PRC Laws relating to telecommunication business, software, advertisement, Intellectual Property, anti-monopoly, taxation, employment and social welfare and benefits) in all material respects, and especially if any Law or competent Governmental Authority specifies and requires that, to conduct its business, any Group Company is obligated to obtain any permit, license, approval, authorization from or make any requisite filing and registration with a competent Governmental Authority, such Group Company shall obtain such permit, license, approval, authorization and complete such filing and registration in compliance with the Laws as soon as possible.

8.6                               Go Public. The Principal and the Company undertake to use their best efforts to complete a Qualified IPO by the fifth (5th) anniversary of the Closing Date.

8.7                               SP License. As soon as possible after being required by competent Governmental Authority, the Domestic Company shall and the other Warrantors shall cause the Domestic Company to use its best endeavors to obtain the Mobile Network Information Service Business Operation License (移动网信息服务业务经营许可证) issued by the competent Governmental Authority for its mobile telecommunication business, with a true copy of the obtained SP License being furnished to the Investor.

8.8                               EDI License. As soon as possible after being required by competent Governmental Authority, the Domestic Company shall and the other Warrantors shall cause the Domestic Company to use its best endeavors to obtain the Online Data Processing and Transaction Processing Business Operation License (在线数据处理与交易处理业务经营许可证) (the “EDI License”) issued by the competent Governmental Authority for its online data processing and transaction processing business, with a true copy of the obtained EDI License being furnished to the Investor.

8.9                               Change of VIE and VIE Documents. Within one hundred and eighty (180) days after the Closing, the Company shall cause the relevant parties to (i) enter into an equity subscription agreement (to be reasonably agreed upon by the Company and the Investor) with a Person designated by the Investor (the “Investor Nominee”), pursuant to which the Investor Nominee will subscribe for and purchase, and the Domestic Company will issue to the Investor Nominee, certain equity interest in the Domestic Company so that the Investor Nominee will be the registered owner of 10% of the entire equity interest of the Domestic Company (the “Onshore Equity Subscription”), (ii) apply for and complete registration with the competent SAIC with respect to the Onshore Equity Subscription and provide the Investor with a copy of the as-filed amended and restated articles of association of the Domestic Company and any other documents necessary for the registration of the Onshore Equity Subscription, (iii) amend the VIE Documents to reflect the shareholding structure of the Domestic Company post the Onshore Equity Subscription to the reasonable satisfaction of the Investor, and each of the then current holders of the equity interest of the Domestic Company and certain other parties thereto shall duly execute and comply with the amended VIE Documents to which it is a party and shall cause the transactions contemplated thereunder to be consummated in accordance with the terms and conditions thereof, and (iv) submit all the necessary documents to the requisite Governmental Authority for the registration of the equity pledge contemplated by the amended Share Pledge Agreements (股权质押合同) (included in the VIE Documents as amended pursuant to this Section 8.9).

8.10                        Transfer of Non-Restricted Dada Business or Asset. As soon as practicable and from time to time after Closing, unless otherwise agreed by the Majority Preferred Holders, the Domestic Company shall transfer to the WFOE any business or asset that is not subject to foreign investment restrictions under applicable PRC law, at a minimal price or any lowest price permitted by the PRC law; provided that any tax related to such transfer shall be withheld by the WFOE.

8.11                        Intellectual Property.

(i)                                     Within three (3) months after the Closing, the Domestic Company shall register all trademarks currently used in connection with the Dada Business (including without limitation “达达”, any figurative trademark or a combined trademark containing the above Chinese characters and symbols) with the competent Governmental Authority.

(ii)                                  Within three (3) months after the Closing, the WFOE shall complete the copyright registration for the software listed in Exhibit H with the competent Governmental Authority, and shall, as soon as possible upon request by the Investor, complete copyright registration for all other software then developed and used by it for purpose of the Dada Business (including without limitation the mobile terminal applications named “达达商家Web版”, “达达商家iOS版”, “达达Android版(v1.3)”, “达达商家Android版(v1.8)” and “达达内部客户管理系统”) with the competent Governmental Authority.

8.12                        Tax Withholding. Insofar as any Group Company is required by applicable Law or any competent Governmental Authority to withhold any taxes payable in respect of fees paid by any Group Company on behalf of any local merchants to any freelance courier or any subsidies paid by any Group Company to any freelance courier, the Company shall, promptly and in any event within such period as required by the applicable Law or the competent Government Authority, adopt policies and take all other reasonable actions to ensure compliance by the Group Companies of any such tax withholding requirements. The Company undertakes to promptly inform the Investor of any communications with or notices from the competent Government Authority with regard to such withholding requirements.

9.                                      Covenants of the Investor.

9.1                               Distribution Compliance Period. The Investor agrees not to resell, pledge or transfer any JD Target Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the forty (40) days following the Closing Date.

10.                               Confidentiality.

10.1                        Confidentiality. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (i) each Party, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) the Investor may disclose any of the Financing Terms to its fund manager or advisory company and the employees thereof so long as such Persons are under appropriate nondisclosure obligations; and (iii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms in contravention of the provisions of this Section, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Company and the Investor shall have the right to make a public announcement mutually agreed by the Company and the Investor in writing about the transaction contemplated in this Agreement.

11.                               Termination.

11.1                        Termination of Agreement. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by the Investor or the Company if the Closing has not been consummated by May 30, 2016, (c) by either the Company, on the one hand, or the Investor, on the other hand, by written notice to the other if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Investor, or any Warrantor, the Principal or the Principal HoldCo, as applicable, and such breach, if curable, has not been cured within fourteen (14) days of such notice, or (d) by the Investor if, due to change of applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws.

11.2                        Effect of Termination. If this Agreement is terminated pursuant to the provision of Section 11.1, this Agreement will be of no further force or effect, provided that no party shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

11.3                        Survival. The provisions of Section 11.2, this Section 11.3 and Section 13 shall survive the expiration or early termination of this Agreement.

12.                               Indemnification.

12.1                        Survival of Warranties and Covenants. The representations and warranties of the Warrantors contained in this Agreement shall survive the Closing Date until the second anniversary of the Closing Date, provided, however, that the representations and warranties contained in Sections 3.1 through 3.7, Section 3.9, Sections 4.1 through 4.4 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitation under applicable Laws. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with this Agreement.

12.2                        Indemnification. From and after the Closing, each Party, as applicable (the “Indemnifying Party”), shall indemnify and hold the other Parties and their respective directors, officers, agents and Affiliates (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement or any other Transaction Document; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement or any other Transaction Document. Without limiting the generality of the foregoing and subject to Section 12.5, each Indemnifying Party shall, jointly and severally, indemnify and hold harmless each Indemnified Party from and against any and all Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from (a) any Action in connection with any failure to pay Social Insurance contribution by any Group Company or by any Daojia Group Company (as applicable); (b) any dispute or infringement claim in connection with the ownership of any Company IP, and (c) any tax liability of any Group Company or any Daojia Group Company (as applicable) accrued before the Closing. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Company Disclosure Schedule or Daojia Disclosure Schedule or otherwise) and shall apply regardless of whether the Indemnifying Party have any actual or constructive knowledge with respect thereto.

12.3                        Third Party Claim.

(i)                                     If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Section 12, then the Indemnified Party shall promptly following receipt of notice of such claim (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from receipt of such Claim Notice that the Indemnifying Party disputes such claim for indemnification under this Agreement, the Indemnifying Party shall be deemed to have accepted and agreed with such claim for indemnification under this Agreement.

(ii)                                  Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim is or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 12.5 or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Section 12. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 12.3(ii), the Indemnifying Party shall conduct such defense in good faith.

(iii)                               If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 12.3(ii).

(iv)                              In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense, fails to make such an election within the thirty (30) days of the Claim Notice or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

12.4                        Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

12.5                        Limitations on Liability. Notwithstanding the foregoing, other than with respect to fraud, breach of the Fundamental Representations, and indemnification pursuant to Section 12.2(ii), (i) no Party shall have liability (for indemnification or otherwise) with respect to any Losses unless the aggregate amount of such Losses exceeds US$1,000,000 (in which case, the entire amount of Losses, subject to clause (ii) below, shall be payable by the liable Party), (ii) the total aggregate liability of the Warrantors for any claims in respect of the representations, warranties, covenants and agreements made by any Warrantor in or pursuant to this Agreement or any other Transaction Document to the Investor shall be limited to the Purchase Price, and (iii) the total aggregate liability of the Investor and JD and their Affiliates for any claims in respect of the representations, warranties, covenants and agreements made by the Investor or JD or their Affiliates in or pursuant to this Agreement or any other Transaction Document to any other Parties or any parties to such Transaction Document shall be limited to the Purchase Price.

12.6                        Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Section 12.6 are independent of, and in addition to, such rights and remedies as the Parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any Party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

12.7                        Set-Off. The Indemnified Party shall be entitled to set-off any Losses (once finally determined in accordance with this Agreement, including Sections 12 and 13.4) against such amount owed by the Indemnified Party to the Indemnifying Party under any Transaction Document.

13.                               Miscellaneous.

13.1                        Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents (it being understood that no Party shall be obligated to grant any waiver of any condition or other waiver hereunder).

13.2                        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Party hereto (other than the Investor) without the prior written consent of the Investor. The rights of the Investor hereunder (including, without limitation, registration rights) are assignable to an Affiliate or any third party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.3                        Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

13.4                        Dispute Resolution.

(i)                                     Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)                                  The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii)                               The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv)                              Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)                                 The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)                              The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive Law.

(vii)                           Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)                        During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

13.5                        Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule V (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

13.6                        Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

13.7                        Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, and additionally the Company shall pay or reimburse at the Closing all reasonable costs and expenses incurred or to be incurred by the Investor up to a maximum aggregate amount of US$100,000 in connection therewith and in connection with their due diligence investigation. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.8                        Finder’s Fee. The Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

13.9                        Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

13.10                 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) for so long as the Principal is an employee of any Group Company and holds a majority of the voting power of the Ordinary Shares, the Principal and Principal HoldCo, (iii) the Investor and (iv) JD. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

13.11                 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

13.12                 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

13.13                 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

13.14                 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

13.15                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

13.16                 Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

13.17                 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

13.18                 Guarantee of JD. JD hereby guarantees to the Company the due and punctual performance of the obligations of the Investor under this Agreement and the other Transaction Documents to which the Investor is a party by the Investor (the “Guaranteed Obligations”). If, for any reason whatsoever, the Investor fails or is unable to duly and punctually perform the Guaranteed Obligations, JD will, on demand and without any other notice whatsoever, perform or cause to be performed the Guaranteed Obligations, and it shall not be necessary for any other Party, in order to enforce such performance by JD, first to institute suit or pursue or exhaust any rights or remedies against the Investor or others liable for the performance of any such obligation, or to join JD in any action to enforce the Investor’s obligations, or to resort to any other means of obtaining performance from the Investor. Furthermore, if JD pays, causes to be paid, performs or causes to be performed, the Guaranteed Obligations according to this Section 13.18, JD will have the right by reason of its performance of the Investor’s obligations hereunder to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights, security or moneys held, received or receivable by the relevant Parties in connection with the Guaranteed Obligations that have been paid or performed by JD.

13.19                 Compliance with Transaction Documents. Each of the Parties hereby covenants and agrees to cause each covenant and agreement of its Subsidiaries and Affiliates party to each of the Transaction Documents to be fully performed, satisfied and discharged, as if such covenants and agreements were set forth herein and repeated by such Party hereunder as a primary obligor.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

Dada Nexus Limited

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Director

Alpha Lake Limited

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Director

DaDa Wisdom (HK) Limited

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

Dada Glory Network Technology Ltd.

Company seal:	/s/ Dada Glory Network Techonology Ltd.

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Legal Representative

Shanghai Qusheng Internet Technology Co., Ltd.

Company seal:	/s/ Shanghai Qusheng Internet Technology Co., Ltd.

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Legal Representative

Shanghai Darong Express Delivery Co., Ltd.

Company seal:	/s/ Shanghai Darong Express Delivery Co., Ltd.

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

The undersigned acknowledges that (i) before entering into this Agreement he has had the opportunity to consult with an attorney and tax advisor of his choice and is not relying on any counsel or advisor of the Investor, (ii) no promises or representations have been made to him by any Person to induce him to enter into this Agreement other than the express terms set forth herein, and (iii) he has read this Agreement and understands all of its terms.

PRINCIPAL:

/s/ KUAI Jiaqi
Name: KUAI Jiaqi

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL HOLDCO:

Pleasant Lake Limited

By:	/s/ KUAI Jiaqi
Name:	KUAI Jiaqi
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

JD Sunflower Investment Limited

By:	/s/ Qiangdong Liu
Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

JD:

JD.com, Inc.

By:	/s/ Qiangdong Liu
Authorized Signatory